PRESS RELEASE	Exhibit 99.2

Autoliv records non-cash charge and specifies spin-off costs

(Stockholm, Sweden, January 26, 2018) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), today announces a one-time, non-cash, goodwill impairment charge and specifies expected one-time costs related to the planned spin-off and public listing of its Electronics business.

One-time goodwill impairment charge

•

A non-cash impairment of goodwill in the Autoliv Nissin Brake Systems joint venture (of which Autoliv owns 51%), with a net income effect to Autoliv of approximately $100 million in the fourth quarter of 2017.

•	The total impairment, affecting reported operating income is $234 million. There is no effect on adjusted (guided) operating income or adjusted earnings per share.
•	It is a non-cash item, which will not affect cash flow, financial targets or the business plan of the Electronics business.
•	It is the outcome of a weaker sales development than anticipated at the start of operations (April 2016) of the ANBS brake control joint venture.

Update of expected costs relating to spin-off of Electronics business

•	Project costs for the separation and spin-off are expected to be up to $70 million.
•	Mainly related to accounting, finance, legal, IT and listing.
•	Project costs will be booked in the quarter in which they occur, the majority are not expected to be tax deductible.
•	Tax related costs from the separation of the legal entities in preparation for the spin-off are estimated to be up to $80 million.
•	Tax related costs will be recorded at the time of the separation of the legal entities, expected in the first half of 2018.

The spin-off of Electronics is progressing according to schedule and is expected to be completed during the third quarter of 2018, subject to market, regulatory and certain other conditions, including approval by Autoliv’s board of directors. The spin-off is as previously communicated expected to be tax free to Autoliv shareholders.

Autoliv will be able to address questions related to the spin-off of the Electronics business during the fourth quarter 2017 earnings teleconference call scheduled for January 30, 2018 at 14.00 CET.

Background to financial reporting of Autoliv Nissin Brake Systems

Autoliv consolidates ANBS financials in full in its consolidated statement of net income and consolidated balance sheets. Autoliv owns 51% of ANBS, and the 49% minority interest is reported in the “Net income (loss) attributable to non-controlling interest” line in the income statement and in the “Non-controlling interest” line in the balance sheet. The recording of the non-cash impairment of goodwill was made as a part of the preparation and audit of Autoliv’s financial statements for 2017.

Autoliv Inc. Box 70381, 107 24 Stockholm, Sweden Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 587 20627 E-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 E-mail: ray.pekar@autoliv.com

Media Inquiries:

Thomas Jönsson, Group Vice President Communications. Tel +46 (0)8 58 72 06 27

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the contact person set out above, at 08.30 CET on January 26, 2018.

About Autoliv

Autoliv, Inc. is the worldwide leader in automotive safety systems, and through its subsidiaries develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with 70,000 employees in 27 countries. In addition, the Company has 22 technical centers in ten countries around the world, with 19 test tracks, more than any other automotive safety supplier. Sales in 2016 amounted to about US $10.1 billion. The Company's shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements related to the completion and timing of the proposed spin-off, the estimated project costs and tax costs associated with the separation and spin-off, the future performance of the Passive Safety and Electronics businesses on a stand-alone basis if the spin-off is completed, the outlook for Passive Safety and Electronics as separate businesses if the spin-off is completed, the expected strategic, operational and competitive benefits of the proposed spin-off and the effect of the separation on Autoliv and its stakeholders and those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any such statements in light of new information or future events, except as required by law.

Autoliv Inc.

Box 70381, 107 24 Stockholm

111 64 Stockholm, Sweden

Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8 58720627

E-mail: thomas.jonsson@autoliv.com

Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 E-mail: ray.pekar@autoliv.com